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                                                                     Exhibit 4.6

                            NAVIGANT CONSULTING, INC.
                          EMPLOYEE STOCK PURCHASE PLAN
               (AS AMENDED AND RESTATED EFFECTIVE APRIL 26, 2001)

1.   PURPOSE

The purpose of the Navigant Consulting, Inc. Employee Stock Purchase Plan is to provide eligible Employees of Navigant Consulting, Inc. and its Affiliates with an opportunity to acquire a proprietary interest in the Company through the purchase of Common Stock of the Company on a payroll deduction basis. It is believed that participation in the ownership of the Company will be to the mutual benefit of the eligible Employees and the Company. The Company originally established The Metzler Group, Inc. Employee Stock Purchase Plan (the "Metzler Plan") effective March 14, 1997. The Company amended The Metzler Plan from time to time and hereby amends and restates The Metzler Plan effective April 26, 2001 in the form of this Navigant Consulting, Inc. Employee Stock Purchase Plan (the "Plan"). It is intended that this Plan will constitute an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan will, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of Code Section 423.

2.   DEFINITIONS

Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this Plan, have the following meanings. Wherever appropriate, words used in the singular will be deemed to include the plural and vice versa, and the masculine gender will be deemed to include the feminine gender.

     (a) Account means the funds accumulated with respect to an Employee as a result of deductions from his paycheck for the purpose of purchasing Common Stock under the Plan. The funds allocated to an Employee's Account will remain the property of the Employee at all times prior to the purchase of the Common Stock, but may be commingled with the assets of the Company and used for general corporate purposes. No interest will be paid or accrued on any funds accumulated in the Accounts of Employees.

     (b) Affiliate means a corporation, as defined in Section 424(f) of the Code, that is a parent or subsidiary of the Company, direct or indirect.

     (c)   Board means the Board of Directors of the Company.

     (d)   Code means the Internal Revenue Code of 1986, as amended.

     (e) Committee means the committee to which the Board delegates the power to act under or pursuant to the provisions of the Plan, or the Board if no committee is selected.

     (f) Common Stock means the shares of common stock of the Company, $.001 par value.

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     (g)   Company means Navigant Consulting, Inc., a Delaware corporation, and any successor thereto.

     (h) Compensation means the compensation paid to an Employee by the Company during a payroll period for federal income tax purposes, as reported on an Employee's Form W-2 (or comparable reporting form) for income tax withholding purposes.

     (i) Effective Date means the date the Plan is adopted by, and made effective by, the Board, subject to the limitations of Section 16.

     (j) Employee means any person who is employed by an Employer on a regular full-time basis. A person will be considered employed on a regular full-time basis if he is customarily employed for more than twenty (20) hours per week. For purposes of this definition of "Employee," and not withstanding any other provisions of the Plan to the contrary, individuals who the Company does not classify, in its discretion, as employees under
     Section 3121(d) of the Code (including, but not limited to, individuals the Company classifies as independent contractors and non-employee consultants) and individuals who the Company classifies, in its discretion, as employees of any entity other than the Company or an Affiliate do not meet the definition of "Employee" and are ineligible for benefits under the Plan, even if the Company's classification is determined to be erroneous, or is revised retroactively. In the event the classification of an individual who is excluded from the definition of "Employee" under the preceding sentence is determined to be erroneous or is revised retroactively, the individual nonetheless shall continue to be excluded from the definition of "Employee" and to be ineligible for benefits for all periods prior to the date the Company determines its classification of the individual is erroneous or should be revised. The foregoing sets forth a clarification of the Company's intention regarding participation in the Plan for any period, including periods prior to the amendment of this definition of "Employee."

     (k) Employer means the Company or an Affiliate that has adopted the Plan with the consent of the Board.

     (l) Fair Market Value means the closing sales price of the Common Stock on the largest national securities exchange on which the Common Stock is listed at the time the Common Stock is to be valued. If the Common Stock is not then listed on any national securities exchange, fair market value will be the closing sales price, if it is reported, or if it is not, the mean between the closing "Bid" and the closing "Ask" prices, if any, as reported in the National Association of Securities Dealers Automated Quotation System ("NASDAQ") for the date of valuation, or if none, on the most recent trade date thirty days or less prior to the date of valuation for which those quotations are reported. If the Common Stock is not then listed on any national securities exchange or quoted in NASDAQ, the fair market value will be the mean between the average of the "Bid" and the average of the "Ask" prices, if any, as reported in the National Daily Quotation Service for the date of valuation, or, if none, for the most recent trade date thirty days or less prior to the date of valuation for which such quotations are reported. If the fair market value cannot be determined under the preceding three sentences, it will be determined in good faith by the Committee.

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     (m)   Offering Date means the date on which the Committee grants Employees the option to purchase shares of Common Stock.

     (n) Offering Period means the period between the Offering Date and the Purchase Date.

     (o) Purchase Date means the date on which the Committee purchases the shares of Common Stock, which date will be the last day of an Offering Period.

     (p) Participant means an Employee who elects to participate in the Plan, and whose participation has not yet ceased under Section 9.

     (q)   Plan means the Navigant Consulting, Inc. Employee Stock Purchase
     Plan.

3.   ELIGIBILITY

All individuals who are Employees on the Effective Date, will be eligible to participate in the Plan on the Effective Date. Subject to the enrollment limitations of Section 6, each individual who becomes an Employee after the Effective Date will be eligible to participate on the first to occur of (i) the Offering Date coincident with or next following the day the individual becomes an Employee, and (ii) the first day of any calendar month coincident with or next following the day the individual becomes an Employee.

4.   ADMINISTRATION

The Plan will be administered by the Committee, which must consist of at least two members of the Board. Subject to the provisions of the Plan, the Committee will be vested with full authority to make, administer, and interpret rules and regulations that it deems necessary to administer the Plan, and any determination, decision, or action of the Committee in connection with the construction, interpretation, administration, and application of the Plan will be final, conclusive, and binding upon all Participants and upon any and all persons claiming under or through any Participant. Notwithstanding anything to the contrary in the Plan, the Committee will have the discretion to modify the terms of the Plan with respect to Participants who reside outside of the United States or who are employed by a subsidiary of the Company that has been formed under the laws of any foreign country, as and to the extent necessary to conform those terms to the requirements of local laws.

5.   STOCK

     (a) The Common Stock to be sold to Participants under the Plan may, at the election of the Company, be either treasury shares, shares acquired on the open market, or shares originally issued for sale under the Plan. The aggregate number of shares of Common Stock available for purchase under the Plan must not exceed 750,000 shares of Common Stock, plus an annual increase to be added each January 1, commencing January 1, 2002, in an amount equal to the lesser of (i) 500,000 shares of Common Stock and (ii) 1.2% of the then issued and outstanding shares of Common Stock. Notwithstanding the foregoing, the aggregate number of shares of Common Stock available will be subject to adjustment upon changes in capitalization of the Company as provided in subparagraph

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     (b) below. If the total number of shares that otherwise would have been acquired under the Plan on any Purchase Date exceeds the number of shares of Common Stock then available under the Plan, the Company will make a pro rata allocation of the shares remaining available in as nearly a uniform manner as is practicable and as it determines to be equitable. In such an event, the payroll deductions to be made pursuant to the Participants' authorizations will be reduced accordingly, or refunded to the Participants, as the case may be, and the Company will give written notice of the reduction or refund to each affected Participant.

     (b) In order to give effect to any mergers, consolidations, acquisitions, reorganizations, stock splits, stock dividends, or other relevant changes in the capitalization of the Company occurring after the Effective Date, the Committee will make appropriate adjustments in the aggregate number of shares of Common Stock available for purchase under the Plan. The establishment of the Plan will not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell, or otherwise transfer all or any part of its business or assets. The Committee will have the sole discretion to make adjustments under this Section 5, and its decision will be binding and conclusive on all persons.

     (c) A Participant will not have any interest in shares covered by his authorized payroll deduction until shares of Common Stock are acquired for his Account.

6.   PARTICIPATION

     (a) Each Employee may become a Participant in the Plan by authorizing a payroll deduction on a form provided by the Committee. The authorization will become effective on the next Offering Date that is at least fifteen days after the date the Committee receives it; so long as the Employee is then still an Employee. Notwithstanding the foregoing, the Committee may adopt rules that permit certain Employees' payroll deduction authorizations to become effective at a selected time or times during an Offering Period, so long as the Committee applies those rules uniformly to all similarly situated Employees.

     (b) An Employee's authorization for a payroll deduction will apply to each paycheck that he receives and will remain in effect until the Participant files a new authorization, withdraws from the Plan or otherwise becomes ineligible to participate in the Plan. Authorized payroll deductions may range from a minimum of one percent to a maximum of fifteen percent of the Participant's Compensation. The Participant may, at any time during any Offering Period, reduce his rate of payroll deduction by filing an authorization form with the Company, and the Participant may, at any time during any Offering Period, increase the rate of his payroll deduction by filing an authorization form with the Committee. New deduction rates will become effective as soon as practicable after the authorization form is filed with the Committee.

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     (c)   All Compensation deductions made for a Participant will be credited to his Account. Except as may otherwise be provided by the Committee under
     Section 4, a Participant may not make any separate cash payment into his Account.

7.   PURCHASE OF SHARES

     (a) On the date when a Participant's authorization form for a deduction becomes effective, and on each Offering Date thereafter, he will be deemed to have been granted an option to purchase as many full shares of Common Stock as he will be able to purchase with the Compensation deductions credited to his Account during the payroll periods within the Offering Periods for which the Compensation deductions are made, subject to the limit set forth in Subsection (i) of Section 15. In addition, any cash dividends paid on shares of Common Stock held in the Participant's Account will be added to the Account, and used to purchase Common Stock as otherwise provided in the Plan.

     (b) The per share purchase price for the Common Stock to be purchased with payroll deductions from the Participant will equal eighty-five percent of Fair Market Value on the Offering Date or on the Purchase Date, whichever is less.

8.   TIME OF PURCHASE

From time to time, the Committee will grant each Participant an option to purchase shares of Common Stock in an amount equal to the number of shares of Common Stock that the accumulated payroll deductions to be credited to his Account during the Offering Period may purchase at the applicable purchase price, subject to the limit set forth in Subsection (i) of Section 15. The Committee will specify the duration of each Offering Period, but in no event will an Offering Period be shorter than one month or longer than twenty-seven months. Each Participant who elects to purchase shares of Common Stock hereunder will be deemed to have exercised his option automatically on the Purchase Date that ends each Offering Period. The Company will pay administrative and commission costs on purchases. The Committee will cause to be delivered periodically to each Participant a statement showing the aggregate number of shares of Common Stock in his Account, the number of shares of Common Stock purchased for him in the preceding Offering Period, his aggregate Compensation deductions for the preceding Offering Period, the price per share paid for the shares of Common Stock purchased for him during the preceding Offering Period, and the amount of cash, if any, remaining in his Account at the end of the preceding Offering Period.

A Participant may request delivery to him of the cash in his Account or of the shares of Common Stock held in his Account at any time (subject to any limitations imposed by Section 16(b) of the Securities Exchange Act of 1934). The Company or its transfer agent will determine the regular time for delivery of any cash or shares of Common Stock. If a Participant requires delivery at a time other than the normal transfer date set by the Company or its transfer agent, the Participant will pay the costs of delivery. The Company will pay all of the cash deposits in a Participant's Account promptly after the Company receives notice of withdrawal, without interest. Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or, if the Participant so directs in writing to the Committee, in the name of the

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Participant and any person(s) designated by the Participant, to the extent permitted by applicable law, and delivered to the Participant as soon as practicable after the request for a withdrawal. If a Participant wishes to sell the shares of Common Stock in his Account, he may notify the Committee to sell them and distribute the proceeds to him, net of all commission costs incurred in connection with the sale of Common Stock. The Company will pay administrative costs associated the sale of Common Stock in a Participant's Account, other than costs arising from a sale occurring at a time different from the prearranged dates set by the Company or its transfer agent for making a sale of Common Stock.

9.   CESSATION OF PARTICIPATION

A Participant may stop participating in the Plan at any time by notifying the Committee in writing of his intent to do so. The Company will distribute to the Participant all of his accumulated payroll deductions, without interest, as soon as practicable after the Committee receives notice of his intent to stop participating. No further Compensation deductions will be made on behalf of a Participant after the effective date of his cessation of participation, except in accordance with a new authorization form filed with the Committee as provided in Section 6. Notwithstanding anything herein contained to the contrary, if a Participant stops participating in the Plan, he will not be eligible to participate in the Plan again until the next Offering Date following the date his participation ceased.

10.  INELIGIBILITY

An Employee must be employed by an Employer on the Purchase Date in order to participate in the purchase for that Offering Period. If an option expires without first having been exercised, all funds credited to the Participant's Account will be refunded without interest. If a Participant becomes ineligible to participate in the Plan at any time, the Company will pay him, as soon as practicable, all Compensation deductions made on his behalf but not yet used to purchase shares of Common Stock. After ceasing participation in the Plan, a Participant may reenter the Plan no earlier than the Offering Date that is coincident with or next follows the date he is again eligible to participate in the Plan.

11.  DESIGNATION OF BENEFICIARY

A Participant may name a beneficiary or beneficiaries to receive any shares of Common Stock (or remaining Compensation deductions) credited to the Participant's Account under the Plan at the Participant's death. To name a beneficiary, a Participant must file the beneficiary designation form prescribed by the Committee with the Company, in the manner and at the time specified by the Committee. A Participant may change a beneficiary designation by filing a new one with the Committee. If one or more beneficiaries properly designated by the Participant are alive at the Participant's death, the Company will pay any Common Stock and cash in the Participant's Account at his death to that beneficiary or beneficiaries. If the Participant dies without having named a beneficiary, or if all the Participant's beneficiaries predecease the Participant, the Company will pay any Common Stock and cash in the Participant's Account at his death to the executor or administrator of the Participant's estate, or if no executor or administrator has been appointed, the Company, in its sole discretion, may deliver the shares and cash to the

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Participant's spouse or to any one or more dependents or relatives of the
Participant, or to another person or persons the Company designates on behalf of the Participant's estate.

12.  TRANSFERABILITY

Neither Compensation deductions credited to a Participant's Account nor any rights with regard to Plan participation or the right to purchase shares of Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by a Participant other than by will or the laws of descent and distribution. Any attempted assignment, transfer, pledge, or other disposition will be void and without effect.

13.  AMENDMENT OR TERMINATION

The Committee may, without further action on the part of the stockholders of the Company, at any time amend the Plan in any respect, or terminate the Plan, except that the Board may not, without consent of the stockholders:

     (a) permit the sale of more shares of Common Stock than are authorized under Section 5;

     (b) permit Compensation deductions at a rate in excess of the rate set forth herein;

     (c) change the class of Affiliates to whose Employees are eligible to participate in the Plan; or

     (d) effect a change inconsistent with Section 423 of the Code or the regulations issued thereunder.

14.  NOTICES

All notices or other communications by a Participant under or in connection with the Plan will be deemed to have been duly given when received in writing by the person designated by the Committee or when received in the form specified by the Committee at the location and by the person designated by the Committee for the receipt thereof.

15.  LIMITATIONS

Notwithstanding any other provisions of the Plan, the provisions of the following subsections will apply:

     (a) The Company intends that this Plan will constitute an employee stock purchase plan within the meaning of Section 423 of the Code. Any provisions required to be included in the Plan under Section 423, and under regulations issued thereunder, are hereby included as though set forth in the Plan at length.

     (b) No Employee will be entitled to participate in the Plan if, immediately after the grant of an option hereunder, the Employee would own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company

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     or an Affiliate. For purposes of this Section 15, stock ownership will be determined under the rules of Section 424(d) of the Code and stock that the Employee may purchase under outstanding options will be treated as stock owned by the Employee.

     (c) No Employee will be permitted to purchase Common Stock hereunder if his right and option to purchase Common Stock under this Plan and under all other employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Affiliates would result in an entitlement to purchase Common Stock in any one calendar year in excess of a fair market value of $25,000 (determined at the time of grant).

     (d) All Employees will have the same rights and privileges under the Plan, except that the amount of Common Stock that may be purchased pursuant to the Plan will bear a uniform relationship to an Employee's Compensation. All rules and determinations of the Committee will be uniformly and consistently applied to all persons in similar circumstances.

     (e) Nothing in the Plan will confer upon any Employee the right to continue in the employment of the Company or any Affiliate or affect the right that the Company or any Affiliate may have to terminate the employment of any Employee.

     (f) No Participant will have any right as a stockholder unless and until certificates for shares of Common Stock are issued to him or allocated to his Account.

     (g) The Plan is intended to provide shares of Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any Participant in the conduct of his own affairs. A Participant, therefore, may sell shares of Common Stock purchased under the Plan at any time he chooses, subject to compliance with any applicable federal or state securities laws or any applicable Company restriction periods. Notwithstanding the foregoing, because of certain federal tax requirements, each Participant agrees, by entering the Plan:

          (i) promptly to give the Company notice of any shares of Common Stock disposed of within two years after the date of grant of the applicable option, or within one year after the Purchase Date, and the number of any shares disposed of (a "disqualifying disposition");

          (ii) that the Company may withhold, pursuant to Code ss.ss.3102, 3301, and 3402, from his wages and other cash compensation paid to him in all payroll periods following in the same calendar year, any additional taxes for which the Company may become liable in respect of amounts includable in his income as additional compensation as a result of a disqualifying disposition, or as a result of the acquisition of Common Stock under the Plan; and

          (iii) that he will repay the Company the amount of additional taxes for which the Company may become liable in respect of amounts includable in the Participant's income as additional compensation as a result of a disqualifying disposition, or as a result of the acquisition of Common Stock under the Plan, that

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           cannot be satisfied by withholding from the wages and other cash compensation paid to him by the Company.

     (h) This Plan is intended to comply in all respects with applicable law and regulations, including Rule 16b-3 of the Securities and Exchange Commission. In case any one or more provisions of this Plan is held invalid, illegal, or unenforceable in any respect under applicable law and regulation (including Rule 16b-3), the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired thereby and the invalid, illegal, or unenforceable provision will be deemed null and void. Notwithstanding the foregoing, to the extent permitted by law, any provision that could be deemed null and void will first be construed, interpreted, or revised retroactively to permit this Plan to be construed in compliance with all applicable law (including Rule 16b-3), so as to further the intent of this Plan. Notwithstanding anything herein to the contrary, if necessary to comply with the rules promulgated under Section 16(b) of the Securities Exchange Act of 1934, as amended from time to time, Participants who are officers and directors for purposes of that Section 16(b) and those rules will not be permitted to direct the sale of any Common Stock purchased hereunder until at least six months have elapsed from the date of a purchase hereunder, unless the Committee determines that the sale of the Common Stock otherwise satisfies the then current Rule 16b-3 requirements.

     (i) Notwithstanding anything contained herein to the contrary, the maximum number of shares of Common Stock that may be purchased by any Employee during any Offering Period must not exceed 7,000, subject to adjustment in the manner described in Subsection (b) of Section 5. If the maximum number of shares of Common Stock is purchased by an Employee during any Offering Period and cash remains credited to the Employee's Account, the cash will be delivered as soon as practicable to that Employee.

16.  EFFECTIVE DATE AND APPROVALS

The Plan will become effective at a time when the Plan has been adopted by the Board. Notwithstanding the foregoing, the Plan must be approved by the holders of a majority of the outstanding shares of Common Stock of the Company, which approval must occur within the period ending twelve months after the date the Plan is adopted by the Board. In the event stockholder approval is not obtained, the Plan will terminate and have no further force or effect, and all amounts collected from the Participants during any initial Offering Period(s) hereunder will be refunded.

Unless sooner terminated by the Board, or as set forth above, the Plan will terminate upon the tenth anniversary of the date it is adopted by the Board, or, if earlier, upon the date on which all shares available for issuance under the Plan will have been sold under the Plan.

17.  APPLICABLE LAW

All questions pertaining to the validity, construction, and administration of the Plan will be determined in conformity with the laws of Illinois, to the extent not inconsistent with Section 423 of the Code and the regulations thereunder.

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Adopted the 26th day of April, 2001.

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                                 Execution Page

           In Witness Whereof, on behalf of Navigant Consulting, Inc., the undersigned officer has executed this amendment and restatement of the Navigant Consulting, Inc. Employee Stock Purchase Plan, effective April 26, 2001.

           Dated this ____ day of April 2001.

                                           Navigant Consulting, Inc.

                                           By:  ________________________________

                                           Its: ________________________________